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                                                                     EXHIBIT 2.4

                                                                  Execution Copy


                             EMPLOYMENT AGREEMENT
                             --------------------


          This Agreement is made this 31st day of August, 1998, between Cord Communications, Inc., a Washington corporation (the "Company"), and Seth Buechley ("Employee").

                             W I T N E S S E T H:

          WHEREAS, Westower Corporation, a Washington corporation ("Westower"), is acquiring Cord Communications, Incorporated, a California corporation ("Old Cord"), by which Employee has previously been employed, pursuant to a merger of Old Cord with and into the Company (formerly named Cord Acquisition Co.), which is a wholly-owned subsidiary of Westower, pursuant to an Agreement and Plan of Merger dated as of August 31, 1998 (the "Merger Agreement");

          WHEREAS, Westower and the Company desire that the Company employ Employee and Employee desires to accept such employment by the Company effective on the closing date under the Merger Agreement ("Closing Date") subject to the terms and conditions contained herein;

          WHEREAS, in serving as an employee of the Company, Employee will be in a position in which Employee will participate in the use and development of confidential proprietary information about the Company and its affiliates (which term shall include Westower and its other subsidiaries) as to which the Company desires to protect fully its rights;

          NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and in consideration of the promises and the mutual covenants and agreements herein set forth, the parties agree as follows:

          1.   Employment.  As of the Closing Date, the Company hereby employs
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Employee as its Vice President, and Employee accepts such employment, subject to the terms and conditions set forth herein. Employee shall perform all duties and services regularly incident to the position of Vice President of the Company, and Employee shall perform such other duties and services as may be prescribed by the Board of Directors of the Company from time to time. Employee will also serve on the Board of Directors of the Company for so long as he is employed hereunder. During his employment hereunder, Employee shall devote his best efforts
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and attention, on a full-time basis, to the performance of the duties required of him as an employee of the Company.

          2.   Compensation.  As compensation for services rendered by Employee
               ------------
hereunder, Employee shall receive:

          (a) An annual salary of $120,000, or such higher salary as shall be determined by the Board of Directors at Employee's annual evaluation and compensation review;

          (b) Insurance and other benefits equivalent to the benefits provided other executive employees of the Company;

          (c)  Three weeks of vacation;

          (d) Participation, when eligible, in the Company's retirement plan as such plan may be amended or modified by the Company from time to time;

          (e) Reimbursement for all reasonable expenses incurred by Employee in the performance of his duties under this Agreement, provided that Employee submits verification of such expenses in accordance with the policies of the Company;

          (f) Participation, when eligible, in any compensation incentive program of the Company, if any, as such program may be amended or modified by the Company from time to time;

          (g) Reimbursement of relocation expenses if Employee is required to work at a facility more than fifty (50) miles distant from his current residence.

          Prior to the end of each calendar year of this Agreement, the Company may review with Employee his compensation hereunder. Any increase in salary or changes in fringe benefits agreed upon by Employee and the Company at such annual review shall become effective the following January 1 unless otherwise agreed to by the Company and Employee.

          3.   Confidential Information and Trade Secrets.
               ------------------------------------------

          (a) Employee recognizes that Employee's position with the Company requires considerable responsibility and trust, and, in reliance on Employee's loyalty, the Company may entrust Employee with highly sensitive confidential, restricted and proprietary information involving Trade Secrets (defined below) and Confidential Information (defined below) of the Company and its affiliates.

          (b) For purposes of this Agreement, a "Trade Secret" is any scientific or technical information, design, process, procedure, formula or improvement of the Company or

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any of its affiliates that is valuable and not generally known to competitors of the Company and its affiliates. "Confidential Information" is any data or information, other than Trade Secrets, of the Company or any of its affiliates that is important, competitively sensitive, and not generally known by the public, including, but not limited to, the Company's strategic and business plans, business prospects, training manuals, product development plans, bidding and pricing procedures, market strategies, internal performance statistics, financial data, confidential personnel information concerning employees, supplier data, operational or administrative plans, policy manuals, and terms and conditions of contracts and agreements and such similar information relating to subsidiaries and affiliates of the Company. The terms "Trade Secret" and "Confidential Information" shall not apply to information which is (1) already in Employee's possession (unless such information was obtained by Employee from the Company or its affiliates or was obtained by Employee in the course of Employee's employment by the Company or its affiliates), (2) received by Employee from a third party with no restriction on disclosure or (3) required to be disclosed by any applicable law.

          (c) Except as required to perform Employee's duties as an employee, Employee will not use or disclose any Trade Secrets or Confidential Information during employment or at any time after termination of employment and prior to such time as they cease to be Trade Secrets or Confidential Information through no act of Employee in violation of this Section 3.

          (d) Upon the request of the Company and, in any event, upon the termination of employment hereunder, Employee will surrender to the Company all memoranda, notes, records, drawings, manuals or other documents (including all copies thereof) pertaining to the Company's business, Employee's employment or the business of the Company or its affiliates. Employee will also leave with the Company all materials involving any Trade Secrets or Confidential Information. All such information and materials, whether or not made or developed by Employee, shall be the sole and exclusive property of the Company or its affiliates, and Employee hereby assigns to the Company all of Employee's right, title and interest in and to any and all of such information and materials.

          4.   Covenant Not to Compete.  Employee hereby covenants and agrees to
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comply with and adhere to the provisions of Section 7.8 of the Merger Agreement, which is incorporated herein by reference with the same effect as if restated herein in full.

          5.   Specific Enforcement.  Employee specifically acknowledges and
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agrees that the restrictions set forth in Section 3 hereof and Section 7.8 of the Merger Agreement as incorporated herein by Section 4 are reasonable and necessary to protect the legitimate interest of the Company and its affiliates and that the Company would not have employed Employee in the absence of such restrictions. Employee further acknowledges and agrees that any violation of the provisions of Section 3 hereof or Section 7.8 of the Merger Agreement will result in irreparable injury to the Company or its affiliates, that the remedy at law for any violation or threatened violation of such Sections will be inadequate and that in the event of any such breach, the

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Company or its affiliates, in addition to any other remedies or damages available at law or in equity, shall be entitled to temporary injunctive relief before trial from any court of competent jurisdiction as a matter of course and to permanent injunctive relief without the necessity of proving actual damages. The existence of any claim or cause of action on the part of Employee against the Company or any of its affiliates, whether arising from this Agreement or otherwise, shall not constitute a defense to the granting or enforcement of this injunctive relief. If the Company is required to enforce any of its rights under this Agreement, the Company shall be entitled to recover from Employee all reasonable attorneys' fees, court costs and other expenses incurred by the Company in connection with the enforcement of those rights.

          6.   Term of Agreement.  This Agreement shall be effective as of the
               -----------------
Closing Date and shall continue for a term of two (2) years from the Closing Date unless terminated by either party in the manner set forth herein. This Agreement shall be automatically renewed for successive one (1) year terms unless written notice of termination is given by either party at least ninety
(90) days prior to the end of the then current term.

          7.   Termination Upon Death or Disability of the Employee.  In the
               ----------------------------------------------------
event the Company ceases its operations (other than pursuant to Section 11 below), Employee dies during the term of this Agreement, or the Employee is disabled and unable to perform his duties in any material respect for a period of three (3) months, this Agreement shall immediately terminate and neither the Employee nor the Company shall have any further obligations hereunder, except that the Company shall continue to be obligated under Section 2 hereof for any unpaid salary, accrued benefits or unreimbursed expenses owed to Employee or his estate that have accrued but not been paid as of the date of termination.

          8.   Termination by Employee.  Employee may at any time terminate his
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employment by giving the Company sixty (60) days prior written notice of his intent to terminate the Agreement, unless the termination is because of Changed Circumstances as set forth in Section 10. Upon such termination, Employee shall have no further obligation to the Company, except as set forth in Sections 3 and 4 hereof, and Employee shall have no further rights or obligations hereunder, except as set forth in Section 2 hereof for unpaid salary, accrued benefits or unreimbursed expenses that have accrued but have not been paid as of the date of termination, unless termination is because of Changed Circumstances, as set forth in Section 10.

          9.   Termination for Cause.  The Company shall have the right at any
               ---------------------
time to terminate Employee's employment immediately for cause, which shall include any of the following reasons: Employee's violation of the provisions of Sections 3 or 4 hereof, gross neglect of duty, conviction under a state or federal law involving commission of a crime against the Company or any of its affiliates or a felony, willful failure or refusal to carry out lawful duties or directions of the Board of Directors of the Company reasonably consistent with such duties, or the willful engaging by the Employee in gross misconduct materially injurious to the Company or its affiliates.

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          Employee's obligations under Sections 3 and 4 hereof shall survive the termination of this Agreement pursuant to this Section 9. In the event
Employee's employment hereunder is terminated in accordance with this Section, the Company shall have no further obligation to make any payments to Employee hereunder except as set forth in Section 2 for unpaid salary, accrued benefits or unreimbursed expenses that have accrued but have not been paid as of the date of termination.

          10.  Termination by Company Without Cause or by Employee for Changed
               ---------------------------------------------------------------
Circumstances.  The Company may terminate the employment relationship with
-------------
Employee without cause (which shall not include a termination pursuant to Sections 7, 8 or 9) by giving Employee fifteen (15) days prior written notice. Employee may terminate the employment relationship with the Company for Changed Circumstances by giving the Company fifteen (15) days prior written notice. The term "Changed Circumstances" as used in this Section 10 means (a) a reduction in Employee's base salary and benefits or (b) a material reduction in the scope of Employee's authority and/or responsibilities. In the event the employment relationship is terminated by the Company without cause or by Employee for Changed Circumstances during the term hereof, the Company shall pay Employee all accrued benefits and unreimbursed expenses owed to Employee that have accrued but have not been paid as of the date of termination. The Company shall also continue to pay to Employee all salary and benefits hereunder until the expiration of the term set forth in Section 6. Such payments shall be made in accordance with Employee's regular salary schedule. Payment of the severance benefits set forth herein shall be subject to the execution and delivery of a Separation Agreement (including a release of all claims against the Company) the terms of which will reasonably be determined by the parties. The Company's obligations pursuant to this Section 10 shall terminate immediately upon any violation of Section 3 or 4 hereof or the taking of any other action by Employee that would have the effect of declaring the provisions of Section 3 or 4 hereof not enforceable.

          11.  Assignment.
               ----------

          (a) The rights and benefits of Employee under this Agreement, other than accrued and unpaid amounts due under Section 2 hereof, are personal to him and shall not be assignable. Discharge of Employee's undertakings in Sections 3 and 4 hereof shall be an obligation of Employee's executors, administrators, or other legal representatives or heirs.

          (b) This Agreement may not be assigned by the Company except to an affiliate of the Company; provided, however, that if the Company shall or sell or otherwise transfer substantially all its assets to another corporation or entity, the Company shall assign its rights hereunder to that corporation or entity and cause such corporation or entity to assume the Company's obligations under this Agreement.

          12.  Notices.  Any notice or other communications under this Agreement
               -------
shall be in writing, signed by the party making the same, and shall be delivered personally or sent by certified or registered mail, postage prepaid, addressed as follows:

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          If to Employee:           Mr. Seth Buechley
                                    P.O. Box 394
                                    Glide, OR  97443

          If to the Company:        c/o Westower Corporation
                                    7001 N.E. 40th Ave.
                                    Vancouver, WA 98661
                                    Attention: Chairman of the Board

or to such other address as may hereafter be designated by either party hereto. All such notices shall be deemed given on the date received.

          13.  Governing Law.  This Agreement shall be interpreted and enforced
               -------------
in accordance with the laws of the State of Washington.

          14.  Severability.  Whenever possible, each provision of this
               ------------
Agreement shall be interpreted in such manner as to be effective and valid, but if any one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability for any such provisions in every other respect and of the remaining provisions of this Agreement shall not be in any way impaired.

          15.  Entire Agreement.  This Agreement contains the entire agreement
               ----------------
of the parties hereto with respect to the subject matter contained herein.
There are no restrictions, promises, covenants, or undertakings, other than those expressly set forth herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter. This Agreement may not be changed except by a writing executed by the parties.

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          IN WITNESS WHEREOF, the undersigned have executed this Agreement on the day and year first above written.

                                    Cord Communications, Inc.


                                    By: /s/ Calvin J. Payne
                                       -----------------------------------------
                                       Calvin J. Payne, President


                                    EMPLOYEE


                                    /s/ Seth Buechley
                                    --------------------------------------------
                                    Seth Buechley

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